The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

This filing is made pursuant

to Rule 424(b)(3) under
the Securities Act of
1933 in connection with
Registration No. 333-67964
Subject to Completion, dated June 7, 2004

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2001)

3,200,000 Shares

Common Stock

We are selling 3,200,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “NDE.” The last reported sale price for our common stock on June 4, 2004 was $32.86 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, before expenses, to IndyMac(1)	$	$

(1)	Expenses payable by us are estimated to be $270,000.

We have granted the underwriters a 30-day option to purchase up to an aggregate of 480,000 additional shares of common stock on the same terms as set forth above to cover over-allotments, if any.

These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, will deliver the shares on or about June      , 2004.

LEHMAN BROTHERS

MORGAN STANLEY

June       , 2004.

PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
COMMON STOCK PRICE RANGE AND DIVIDENDS
CAPITALIZATION
REGULATORY CAPITAL RATIOS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
INDYMAC BANCORP, INC.
REGULATORY MATTERS
THE TRUSTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF SECURITIES WARRANTS
DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES
DESCRIPTION OF TRUST PREFERRED SECURITIES
COMMON SECURITIES
DESCRIPTION OF GUARANTEES
RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES AND GUARANTEES
GLOBAL SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

Prospectus Supplement

Prospectus

About This Prospectus Supplement

      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. These documents do not constitute an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

      This prospectus supplement contains the terms of this offering of our common stock. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.

      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the

i

information in the documents we have referred you to in the section entitled “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “IndyMac” or to “we,” “us,” “our,” or similar references mean IndyMac Bancorp, Inc. and our subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information set forth in the section entitled “Risk Factors” in this prospectus supplement, our consolidated financial statements and related notes as well as the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

IndyMac Bancorp, Inc.

      We are the holding company for IndyMac Bank, F.S.B., a federal savings bank. IndyMac Bank® is the largest savings and loan association headquartered in Los Angeles County, California, and the 10th largest nationwide, based on assets. We are in the business of designing, manufacturing and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. We also provide financing secured by single-family homes to facilitate consumers’ personal financial goals, and strategically invest and trade in single-family related assets. Using our award-winning e-MITS® (Electronic Mortgage Information and Transaction System) platform, which automates underwriting, risk-based pricing and ratelocking on a nationwide basis via the Internet and at the point of sale, we offer competitive mortgage products and services that are tailored to meet the needs of both consumers and business professionals.

      We (then known as Countrywide Mortgage Investments, Inc.) were founded as a passive mortgage real estate investment trust, or REIT, in 1985 and transitioned our business model to become an active, operating mortgage lender in 1993. In response to the global liquidity crisis in the fourth quarter of 1998 in which many non-regulated financial institutions, mortgage lenders and mortgage REITs were adversely impacted or did not survive, we determined that it would be advantageous to become a depository institution. The depository structure provides significant advantages in the form of diversified financing sources, the retention of capital to support growth and a strong platform for the origination of mortgages. Accordingly, effective January 1, 2000, we terminated our status as a REIT and converted to a fully taxable entity, and, on July 1, 2000, we acquired SGV Bancorp, Inc., which then was the parent of First Federal Savings and Loan Association of San Gabriel Valley, a federal savings association. We contributed substantially all of our assets and operations to the subsidiary savings association, which we renamed IndyMac Bank, F.S.B.

      Our principal executive offices are located at 155 North Lake Avenue, Pasadena, California 91101-7211, and our telephone number is 1-800-669-2300.

Recent Developments

Change in Accounting

      During the first quarter of 2004, Staff Accounting Bulletin (SAB) 105 was published by the SEC with an effective implementation date of April 1, 2004. SAB 105 delays the revenue recognition on the pipeline of rate locks and funded loans by approximately one quarter and will have a one-time negative effect on our earnings during the second quarter of 2004. We anticipate that the impact of this change in accounting estimate in the second quarter of 2004 will range from $24 million to $27 million after tax, or $0.40 to $0.45 per share depending on the level of rate locks granted in the second quarter and the level of interest rates during that quarter.

Pending Acquisition

      On May 4, 2004, IndyMac Bank entered into a definitive agreement to acquire 93.75% of the outstanding shares of common stock of Financial Freedom Holdings, Inc., or Financial Freedom, the leading provider of reverse mortgages in the United States, from Lehman Brothers Bank, F.S.B., an affiliate of Lehman Brothers Inc., one of the underwriters for this offering. Financial Freedom will become a subsidiary of IndyMac Bank. Morgan Stanley & Co. Incorporated, one of the underwriters for this offering, acted as our financial advisor in the Financial Freedom acquisition and will be entitled to a fee for its services and its expenses if the acquisition is consummated. In addition, IndyMac Bank has entered into an agreement with Lehman Brothers Holdings Inc., the parent of Lehman Brothers Bank, F.S.B. and Lehman Brothers Inc., to acquire certain servicing rights for reverse mortgages. Financial Freedom’s current chief executive officer will continue to hold the remaining 6.25% of shares of common stock of Financial Freedom and IndyMac Bank will purchase such shares within five years of the consummation of the original transaction. The chief executive officer of Financial Freedom, along with certain other members of its senior management, have also entered into employment agreements with us.

      The transaction is expected to close in the third quarter of 2004, pending the satisfaction of certain closing conditions, including all required regulatory approvals and performance requirements. For additional information on the relationship among the Underwriters and their affiliates, certain parties to the Financial Freedom transaction and us, see the section entitled “Underwriting — Our Relationships with the Underwriters and NASD Conduct Rules.”

The Offering

      Unless otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option described below.

Common stock offered by us	3,200,000 shares

Common stock to be outstanding after the offering	61,096,851 shares

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to 480,000 shares to cover over-allotments.

Use of proceeds	We anticipate using the net proceeds from this offering for general corporate purposes, including, but not limited to, continued asset growth for IndyMac Bank. We may also use the net proceeds from this offering for, among other things, the acquisition of Financial Freedom. For additional information on the relationship among the Underwriters and their affiliates, certain parties to the Financial Freedom transaction and us, see the section entitled “Underwriting — Our Relationships with the Underwriters and NASD Conduct Rules.”

New York Stock Exchange symbol	NDE

Risk Factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement before investing in our common stock.

      The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of June 4, 2004, and excludes:

•	9,541,391 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $21.1975 per share;

•	3,120,299 shares of common stock reserved for issuance under our stock option plans;

•	12,251,295 shares of common stock reserved for issuance under our Direct Stock Purchase Plan; and

•	5,590,200 shares of common stock reserved for the exercise of outstanding warrants issued in connection with the WIRES that we issued in November 2001.

Selected Consolidated Financial Data

      The following table sets forth our selected consolidated financial data as of and for the three months ended March 31, 2004 and 2003 and as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. The financial data for the years ended December 31, 2003, 2002, 2001 and 2000 are derived from the financial statements audited by Ernst & Young LLP, independent certified public accountants. The financial data for the year ended 1999 are derived from the financial statements audited by Grant Thornton LLP, independent certified public accountants. The financial data for the interim period as of and for the three months ended March 31, 2004 and March 31, 2003 has not been audited and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for the three months ended March 31, 2004 are not necessarily indicative of results of operations which may be expected for any other interim period or for the year as a whole. This table is a summary and should be read in conjunction with our consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004 and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which are incorporated in this prospectus supplement by reference.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(unaudited)

	(Dollars in millions, except per share data)
Income Statement
Net interest income after provision for loan losses	$92	$60	$291	$193	$181	$143	$155
Net gain (loss) on sale of loans and securities	79	77	356	305	237	124	(10)
Other income, net	14	20	61	77	80	70	4
Equity in earnings of IndyMac, Inc.(1)	—	—	—	—	—	—	2

Net revenues	185	157	708	575	498	337	151
Total other expenses	116	96	425	345	282	196	35

Earnings before provision for income taxes	69	61	283	230	216	141	116
Provision for income taxes(2)	27	24	111	87	90	23	—

Earnings before cumulative effect of a change in accounting principle	42	37	171	143	126	118	116
Cumulative effect of a change in accounting principle	—	—	—	—	(10)	—	—

Net earnings	$42	$37	$171	$143	$116	$118	$116

Pro forma provision for income taxes(3)							48

Pro forma net earnings(3)							$68

Per Share Data
Basic earnings per share before cumulative effect of a change in accounting principle(3)	$0.74	$0.67	$3.10	$2.47	$2.07	$1.73	—
Diluted earnings per share before cumulative effect of a change in accounting principle(3)	0.70	0.66	3.01	2.41	2.00	1.69	—
Pro forma basic earnings per share(3)			—	—	—	—	0.87
Pro forma diluted earnings per share(3)			—	—	—	—	0.86
Dividends declared per share	0.30	0.10	0.55	—	—	—	1.36
Dividends payout ratio(4)	35.71%	14.93%	18.27%	—	—	—	91.84%
Book value per share	$18.26	$15.99	$17.93	$15.50	$14.00	$11.71	$11.02

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(unaudited)

	(Dollars in millions, except per share data)
Closing price per share	36.29	19.45	29.79	18.49	23.38	29.50	12.75
Average common shares (in thousands)
Basic	56,997	54,827	55,247	58,028	60,927	68,343	77,596
Diluted	59,791	55,979	56,926	59,592	63,191	69,787	78,290
Shares outstanding at period end (in thousands)	57,782	55,191	56,760	54,829	60,366	62,176	75,077
Performance Ratios
Return on average equity	16.16%	17.20%	18.30%	16.60%	15.27%	14.54%	7.94%
Return on average assets	1.16	1.49	1.46	1.80	1.64	2.42	1.47
Net interest income to pretax income (before cumulative effect of a change in accounting principle)	135.53	103.29	110.0	90.9	94.2	113.0	147.5
Average cost of funds	2.32	3.20	2.74	4.14	5.53	7.11	5.89
Net interest margin	2.82	2.80	2.91	2.89	3.09	3.50	3.86
Efficiency ratio(5)	62	60	58	58	53	57	23
Capital to net revenue ratio(6)	1.40	1.36	1.29	1.46	1.46	2.41	5.66
Capital adjusted efficiency ratio(7)	87	81	75	85	78	137	130
Operating expenses to loan production	1.61	1.45	1.41	1.65	1.59	1.92	0.50
Balance Sheet and Asset Quality Ratios
Debt to equity ratio(8)	12.7:1	9.7:1	12.0:1	10.3:1	7.9:1	6.9:1	3.5:1
Core capital ratio(9)	7.50%	9.14%	7.56%	8.70%	9.16%	8.27%	N/A
Risk-based capital ratio(9)	13.25	14.83	12.95	15.02	15.39	12.66	N/A
Average equity to average assets	7.17%	8.67%	7.99%	10.86%	10.71%	16.64%	21.80%
Equity to total assets at period end	7.28	9.32	7.68	8.88	11.27	12.68	22.21
Non-performing assets to total assets	0.75	1.03	0.76	1.05	1.55	1.98	3.39
Allowance for loan losses to total loans held for investment	0.78	1.20	0.71	1.28	1.93	2.25	2.17
Allowance for loan losses and other credit reserves to non-performing loans	80	83	140	96	79	70	56
Allowance for loan losses to annualized net charge-offs	645	347	295	220	248	541	363
Provision for loan losses to net charge-offs	74.3	85.8	110.6	69.9	94.6	146.7	117.7
Provision for loan losses to net charge-offs (core loan portfolio)(10)	40.0	115.9	150.7	95.6	79.1	423.5	0.6
Other Selected Items
Loans serviced(11)	$38,930	$30,944	$36,858	$29,139	$23,127	$15,393	$10,093
Loan production(12)	7,146	6,585	30,036	20,882	17,549	10,097	6,980
Loans sold	4,907	5,524	23,176	16,825	13,901	7,524	6,445
Net margin on sale of loans	1.71%	1.52%	1.67%	1.79%	1.65%	1.64%	1.54%

(1)	Prior to January 2000, one of IndyMac’s subsidiaries, IndyMac, Inc., was not consolidated with IndyMac for financial reporting or tax purposes, but was accounted for under the equity method. Effective January 2000, IndyMac purchased all of IndyMac, Inc.’s outstanding common stock. Beginning January 2000, IndyMac, Inc. was consolidated into the financial statements of IndyMac as a wholly owned subsidiary.

(2)	The provision for income taxes in 2000 was reduced by a one-time tax benefit totaling $36.1 million due to the termination of our REIT status.

(3)	In accordance with SEC Staff Accounting Bulletin 55 (“SAB 55”), historical net income for 1999 has been adjusted for the pro forma provision for income taxes calculated assuming we were fully taxable. Pro forma earnings per share are similarly presented for the year ended December 31, 1999, reflecting the pro forma effect of the change in our tax status to a fully taxable entity effective in January 2000. In accordance with SAB 55, historical net income per share is not presented, as it is not meaningful based upon our conversion from a REIT to a fully taxable entity effective January 2000.

(4)	Dividends declared per common share as a percentage of diluted earnings per share.

(5)	Defined as operating expenses divided by net interest income and other income.

(6)	Average equity divided by net interest income and other income.

(7)	Efficiency ratio multiplied by the capital to net revenue ratio.

(8)	Debt includes deposits.

(9)	IndyMac Bank, F.S.B. (excludes unencumbered cash at IndyMac available for investment in IndyMac Bank). Risk-based capital ratio is based on the regulatory standard risk weighting. With IndyMac’s additional subprime risk weightings, the ratios are 12.61% and 13.76% for the three months ended March 31, 2004 and 2003, respectively; and 12.29%, 14.03%, 14.59%, and 12.26% for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

(10)	Represents the total loan portfolio excluding amounts of loans from discontinued product lines.

(11)	Represents entire servicing portfolio including IndyMac owned loans and loans subserviced for others on an interim basis.

(12)	Includes newly originated commitments on construction loans.

RISK FACTORS

      You should carefully consider all information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risks described below before purchasing shares of our common stock in this offering. If any of the below risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, perhaps significantly. For additional risks concerning our business operations, you should read our annual report on Form 10-K for the fiscal year ended December 31, 2003 and the other reports incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related To The Company

      The level of demand for, and the value of, our mortgage loans may decrease as a result of rising interest rates, which could adversely impact our earnings.

      Rising interest rates generally reduce the demand for mortgage loans and construction loans, as well as the value of our mortgage loan inventory and our other investment securities. If demand for these loans decreases, our earnings may decrease because our alternative investments earn less income for us than the origination and sale of mortgage loans. Demand for these loans could also be reduced by a weaker economy, an increase in unemployment or a decrease in real estate values.

      Fixed rate loans generally have been at favorably low interest rates for several years. There is no assurance that interest rates will continue at favorably low rates. If interest rates rise after we fix a price for a loan or commitment but before we close or sell such loan, the value of the loan will decrease. If the amount we receive from selling the loan is less than its cost to originate, we may incur net losses, and our business and operating results could be adversely affected. Accordingly, a period of rising interest rates could adversely impact our earnings.

      Actions undertaken by current and potential competitors could adversely impact our earnings and financial position.

      We face significant competition in making and selling loans. Our most direct competition for loans comes from mortgage bankers, government sponsored entities (GSEs), established third-party lending programs, investment banking firms, banks, savings institutions, Internet-based lending companies and other lenders and entities purchasing mortgage assets. Increased competition may reduce the volume of our loan originations and loan sales.

      Competition may also lower the rates we are able to charge borrowers, thereby potentially lowering the amount of our income on future loan sales and sales of servicing rights. While we are not dependent any particular mortgage product, we have a large market share in the Alt-A mortgage market. Alt-A loans are prime quality mortgage loans, which do not conform to standard Fannie Mae and Freddie Mac underwriting guidelines. Increased competition from others in the mortgage industry, including GSEs, could reduce the margins we receive when we sell Alt-A loans to the secondary market. A reduction in our margins, without a significant increase in volume, could adversely impact our earnings. In addition, the online mortgage financing industry of which we are a part of, is characterized by rapidly changing technologies, frequent new products and evolving industry standards. We may incur substantial costs to modify our services or infrastructure to adapt to these changes and to maintain and improve performance, features and reliability of our services. We cannot assure you that we will be able to compete successfully in this competitively evolving market, which could reduce our market share and could adversely impact our earnings and financial position.

      Our earnings could be adversely impacted if the assumptions underlying our hedging strategy prove to be incorrect.

      We utilize various hedging strategies to mitigate the interest rate risk and prepayment risk inherent in many of our assets, including our mortgage pipeline, our portfolio of interest-only securities, and our mortgage servicing rights portfolio. Interest rate risk involves the risk that interest rates will fluctuate between the time we commit to purchase a loan at a predetermined price or a customer locks in the interest rate on a loan, and the time we sell or commit to sell the mortgage loan. Prepayment risk involves the risk that an interest income generating asset will lose a substantial portion of its value as a result of higher than anticipated prepayments occasioned by declining interest rates.

      The mortgage pipeline consists of our commitments to purchase mortgage loans, or rate locks, and funded mortgage loans that will be sold in the secondary market. The risk associated with the mortgage pipeline is that interest rates will fluctuate between the time we commit to purchase a loan at a pre-determined price, or the customer locks in the interest rate on a loan, and the time we sell or commit to sell the mortgage loan. These commitments are recorded net of the anticipated loan funding probability, or fallout factor. Generally speaking, if interest rates increase, the value of an unhedged mortgage pipeline decreases, and gain on sale margins are adversely impacted.

      The primary risk associated with AAA-rated and agency interest-only securities and mortgage servicing rights is that they will lose a substantial portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates. Conversely, these assets generally increase in value in a rising rate environment.

      Our hedging strategies are highly susceptible to prepayment risk, basis risk, market volatility and changes in the shape of the yield curve among other factors. In addition, our hedging strategies rely on assumptions and projections regarding our assets and general market factors. If these assumptions and projections prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may incur losses that could adversely impact our earnings.

      Our ability to borrow funds and raise capital could be limited, which could adversely affect our earnings.

      Our ability to make mortgage loans depends largely on our ability to secure financing on acceptable terms. Our primary sources of funds to meet our financing needs include loan sales and securitizations, consumer deposits, borrowings from the Federal Home Loan Bank, or FHLB, borrowings from investment and commercial banks and capital. Our ability to maintain borrowing facilities is subject to renewal of these facilities. If we are unable to renew any of these financing arrangements or arrange for new financing on terms acceptable to us, or if we default on any of the restrictions imposed upon us by our borrowing facilities, then we may have to reduce the number of loans we are able to hold on our balance sheet. A reduction in assets could adversely impact our earnings. Additionally, we are required to maintain adequate capital to be regarded as “well capitalized” by the Office of Thrift Supervision or OTS. See “Regulatory Capital Ratios” in this prospectus supplement. There is no guarantee that we will be able to adequately access capital markets when or if a need for additional capital arises.

      Changes in existing government sponsored and federal mortgage programs and disruptions to secondary sales markets for our loans could adversely impact our results of operations.

      Our ability to generate revenue through mortgage sales to institutional investors largely depends on programs administered by Fannie Mae, Freddie Mac, and others which facilitate the issuance of mortgage-backed securities in the secondary market. Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities could adversely impact our earnings.

      We utilize three primary sales channels to sell loans to the secondary market: whole loan sales; sales to the GSEs; and private label securitizations. While reliance on private label securitization has declined over the past several years, a disruption to the securitization market could adversely impact our gain on sale margins, leading to a corresponding decrease in our revenue. Likewise, a decrease in demand from whole loan purchasers or the GSEs could adversely impact our earnings. In addition, the prices at which we sell our loans vary over time and depend on a number of factors including the prices that purchasers of our loans are willing to pay. Our results of operations could also be adversely affected if the purchasers of our loans lower the prices they pay to us or adversely change the material terms of their loan purchases from us.

      We use estimates in determining the fair value of certain assets such as AAA-rated and agency interest-only securities, mortgage servicing rights, non-investment grade securities, and residual securities. If our estimates prove to be incorrect, we may be required to write down the value of these assets which could adversely impact our earnings.

      We hold assets in our investment portfolio that we retain in connection with the sale or securitization of mortgage loans. Assumptions regarding prepayment speeds and loan loss levels are used in estimating fair values on certain assets in our investment portfolio such as AAA-rated and agency interest-only securities, mortgage servicing rights, non-investment grade securities and residuals. If loans in our investment portfolio, or loans underlying certain assets in our investment portfolio prepay faster than estimated or loan loss levels are higher than anticipated, we may be required to write down the value of certain assets which could adversely impact our earnings.

      In addition, from time to time, we may acquire these types of assets from third-party issuers. These assets represented 4% of our total assets and 61% of our total equity at March 31, 2004. We value these assets with complex financial models that incorporate significant assumptions and judgments, which could vary significantly as market conditions change. If our assumptions with respect to these types of assets are incorrect, we may be required to write down the value of some or all of these assets which could adversely impact our earnings.

      The rate of loan losses we incur may exceed the level of our loss reserves, which could adversely impact our earnings.

      We hold a portfolio of loans for investment. While the majority of our loans are secured by residential property, there is no guarantee that, in the event of borrower default, we will be able to recoup the full principal amount of the loan. Moreover, while we have discontinued our home improvement and manufactured housing lending programs, we continue to hold portfolios of these loans, which may have greater than average credit risk. In an attempt to mitigate any loan losses that we may incur, we maintain loss reserves based on, among other things, national and regional economic conditions, historical loss experience and other industry trends. We also retain limited credit exposure from the sale of our mortgage loans. We make standard representations and warranties to the purchasers in connection with all such dispositions. These representations and warranties do not protect purchasers from credit risk associated with the transferred loans, but if individual mortgage loans are found not to have fully complied with the representations and warranties we make to purchasers, we may be required to repurchase the loans from the purchasers or we may make payments to settle such breaches of these representations and warranties. While we have made what we believe to be appropriate loss allowances and reserves for representation and warranty claims, there can be no guarantee that the amount reserved is sufficient to cover all potential losses and repurchases which could adversely impact our earnings.

      Economic downturns or disasters in our principal lending markets, including California, New York, Florida and New Jersey, could adversely impact our earnings.

      A majority of our loan originations are geographically concentrated in certain states, including California, New York, Florida and New Jersey. Our highest concentration of mortgage loans relates to properties in California which accounted for 45% of the mortgage loans we produced in the first three months of 2004 based on dollar value, and 37% based on number of loans. If the real estate markets in these states or regions should experience an overall decline in property values, the overall quality of our loan portfolio may decline and the rates of delinquency, foreclosure, bankruptcy and loss on loans we originate may increase. Additionally, any unfavorable economic event in these states or regions may reduce the volume of our loan originations and, therefore, could adversely impact our earnings.

      We make and hold in our portfolio a significant number of construction loans, which may pose more credit risk than other types of mortgage loans typically made by savings institutions.

      We offer residential construction programs for builders and developers. Builder construction loans are considered more risky than other types of residential mortgage loans. While we believe we have established adequate reserves on our financial statements to cover the credit risk of our construction loan portfolio, there can be no assurance that losses will not exceed our reserves, which could adversely impact our earnings. Our failure to adequately address the related risks could have an adverse effect on our business and results of operations. In addition, our construction lending portfolio is also highly concentrated in California and may be materially and adversely impacted by a downturn in the California economy.

      Our earnings could be adversely impacted if the assumptions underlying our risk-based pricing models prove to be incorrect.

      Our loan underwriting process, including our e-MITs underwriting and pricing system, depends heavily on risk-based pricing models. Because our risk-based pricing models, including the risk-based pricing models utilized in e-MITS, are based primarily on standard industry loan loss data supplemented by our historical loan loss data and proprietary logic developed by us, and because the models cannot predict the effect of financial market and other economic performance factors, there are no assurances that our risk-based pricing models are a complete and accurate reflection of the risks associated with our loan products which may reduce the quality of our loan portfolio and could adversely impact our earnings.

      Our earnings could be adversely impacted by incidences of fraud and compliance failures that are not within our direct control.

      We are subject to fraud and compliance risk in connection with the purchase or origination of mortgage loans. Fraud risk includes the risk of intentional misstatement of information in property appraisals or other underwriting documentation provided to us by third parties. This risk is typically higher in the acquisition of a loan from a third-party seller. Compliance risk is the risk that loans are not originated in compliance with applicable laws and regulations, and to our standards. There is no assurance that we can prevent or detect acts of fraud or violations of law or our compliance standards by third parties that we deal with. Frequent incidences of fraud or violations of law or our compliance standards may require us to repurchase loans that we have originated and sold at a more frequent rate than we have anticipated and could have an adverse impact on our earnings.

      We are subject to changing government regulations, which could adversely affect our operations.

      The banking industry, in general, is heavily regulated. As a savings and loan holding company, we are subject to regulation by the OTS, and IndyMac Bank is subject to regulation by the OTS and the Federal Deposit Insurance Corporation, or the FDIC. The economic and political environment influence regulatory policies, and as such, any or all of our business activities are subject to change if and when our primary regulators change the policies and regulations.

      Our business is subject to the laws, rules and regulations of various federal and state government agencies. These laws, rules and regulations, among other things, limit the interest rates, finance charges and other fees we may charge, require us to make extensive disclosure and prohibit discrimination. We also are subject to inspection by the OTS and FDIC. Our business is also subject to laws, rules and regulations regarding the disclosure of non-public information about our customers to non-affiliated third parties.

      Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond OTS regulations and regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities, and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase our costs or otherwise adversely affect our business.

      Regulatory and legal requirements are subject to change. If such requirements change and become more restrictive, it would be more difficult and expensive for us to comply and could affect the way we conduct our business, which could adversely impact our results of operations.

      Our financial condition and results of operations are reported in accordance with United States generally accepted accounting principles, or GAAP. While not impacting economic results, future changes in accounting principles issued by the Financial Accounting Standards Board could impact our operation results as reported under GAAP. During the first quarter of 2004, Staff Accounting Bulletin (SAB) 105 was published by the SEC with an effective implementation date of April 1, 2004. SAB 105 delays the revenue recognition on the pipeline of rate locks and funded loans by approximately one quarter and will have a one-time negative effect on our earnings during the second quarter of 2004. We anticipate that the impact of this change in accounting estimate in the second quarter of 2004 will range from $24 million to $27 million after tax, or $0.40 to $.45 per share depending on the level of rate locks granted in the second quarter and the level of interest rates during that quarter. While we do not anticipate that this change will have any economic impact on our business or operations, we cannot assure you that there will be no impact.

      As a public company, we are also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as applicable rules and regulations promulgated by the SEC and the New York Stock Exchange. Complying with these standards, rules and regulations may impose administrative costs and burdens on us.

      IndyMac Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations, which, to the extent we need but are not able to access those funds, may prevent us from paying dividends on our common stock in the future.

      In the future we anticipate that we will primarily rely on dividends from our subsidiary IndyMac Bank in order to meet certain cash requirements, including dividend payments to our stockholders. Federal bank regulatory authorities have authority to prohibit IndyMac Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of IndyMac Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

      We cannot assure you that IndyMac Bank will be able to pay us dividends in the future.

      In addition to regulatory restrictions on the payment of dividends, IndyMac Bank is subject to restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of IndyMac Bank. These restrictions prevent affiliates of IndyMac Bank, including us, from borrowing from IndyMac Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of IndyMac Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of IndyMac Bank’s capital stock and surplus. If we do not receive sufficient cash dividends or borrowings from IndyMac Bank, then we may not have sufficient funds to meet our obligations or pay dividends on our common stock.

There can be no assurance that we will consummate future acquisitions or successfully integrate any businesses or assets that we acquire in the future.

      In the past we have evaluated possible acquisitions of assets and businesses, including the acquisition of Financial Freedom. We will continue to evaluate, and potentially engage in discussions regarding, the acquisition of assets and businesses in the future. There can be no assurance however, that we will acquire assets or businesses in the future, including Financial Freedom. In addition, if we acquire assets or businesses in the future, our future growth and profitability may depend, in part, on our successful integration of those assets and business, including Financial Freedom. Our ability to successfully integrate assets or businesses, including new business lines, that we may acquire in the future will depend on a number of factors, including our ability to devote adequate personnel to the integration process while still managing our current operations effectively. If we experience difficulty in integrating any assets or businesses that we acquire in the future, including Financial Freedom, these difficulties could increase our costs or adversely impact our ability to operate our business.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus supplement, the accompanying prospectus, and the other documents we incorporate by reference herein and therein, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our projected financial condition, results of operations, plans, objectives and future performance and business. Forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties which could cause future results to differ materially from historical results or from the results anticipated, including those risks discussed under the heading “Risk Factors” in this prospectus supplement and in other documents we may file with the SEC and which are incorporated by reference in this prospectus supplement or the accompanying prospectus. You may obtain copies of these documents as described in the section entitled “Where You Can Find More Information” in this prospectus supplement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates or as of the date of this prospectus supplement if no other date is identified or, in the case of the accompanying prospectus or any document incorporated by reference to this prospectus supplement or the accompanying prospectus, the date of such document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

      Based upon an assumed public offering price of $32.86 per share, the closing sale price of our common stock on the New York Stock Exchange on June 4, 2004, we estimate that we will receive $99,624,400 million of net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and commissions.

      We anticipate using the net proceeds from this offering for general corporate purposes, including, but not limited to, continued asset growth for IndyMac Bank. We may also use the net proceeds from this offering for, among other things, the acquisition of Financial Freedom. For additional information on the relationship among the underwriters and their affiliates, certain parties to the Financial Freedom transaction and us, see the section entitled “Underwriting — Our Relationships with the Underwriters and NASD Conduct Rules.” Pending such uses of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Common Stock Price Range

      Our common stock is traded on the New York Stock Exchange under the symbol “NDE.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the New York Stock Exchange for shares of our common stock.

2002	High	Low

First Quarter	$25.95	$21.97
Second Quarter	26.89	22.16
Third Quarter	23.85	17.55
Fourth Quarter	20.20	16.14

2003	High	Low

First Quarter	$20.51	$17.65
Second Quarter	26.96	19.00
Third Quarter	27.33	21.17
Fourth Quarter	31.97	23.20

2004	High	Low

First Quarter	$36.86	$29.30

      The last reported price for our common stock on June 4, 2004 was $32.86 per share. As of May 28, 2004, we had 1,814 stockholders of record.

Dividends

      In January 2003, our Board of Directors reestablished the declaration and payment of quarterly cash dividends. Dividends will be paid at the discretion of our Board of Directors, based on our operating performance and financial position, including earnings, capital and liquidity. It is management’s intent to continue paying cash dividends in the near future. In 2003 and 2004 to date, we funded the payment of dividends from cash on hand. The future principal source of funds for the dividend payments is anticipated to be, and will be largely dependent upon, the dividends we will receive from IndyMac Bank. The payment of dividends by IndyMac Bank is subject to regulatory requirements and review, and we cannot provide any assurance that IndyMac Bank will be able or permitted to pay dividends to us in the future.

      Cash dividends declared during 2003 and 2004 are as follows (no dividends were paid in 2002):

	Dividend	Dividend
	per Share	Payout Ratio

2003

First Quarter	$0.10	15%
Second Quarter	$0.10	14%
Third Quarter	$0.15	17%
Fourth Quarter	$0.20	27%

2004

First Quarter	$0.25	36%

      On April 28, 2004, our Board of Directors declared a dividend of $0.30 per share of our common stock to be paid on June 10, 2004. The dividend will be paid to stockholders of record on May 13, 2004. Therefore, the investors who purchase shares of our common stock offered by this prospectus supplement will not be entitled to this dividend.

CAPITALIZATION

      The following table sets forth our consolidated capitalization at March 31, 2004 on an actual basis, and on an as adjusted basis to give effect to the issuance and sale of the 3,200,000 shares of our common stock in this offering, based on a public offering price of $32.86 per share and our receipt of the estimated net proceeds from the sale of the shares of our common stock. The information set forth below is only a summary and should be read together with our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	As of
	March 31, 2004

	Actual	As Adjusted

	(Dollars in thousands)
Deposits	$4,749,769	$4,749,769
Advances from Federal Home Loan Bank	4,759,923	4,759,923
Other borrowings	3,392,740	3,392,740
Subordinated debentures to non-consolidated wholly owned subsidiary	183,798	183,798
Other liabilities	354,305	354,305

Total liabilities	13,440,535	13,440,535
Shareholders’ Equity:
Preferred Stock — authorized, 10,000,000 shares of $0.01 par value; none issued	—	—
Common Stock — authorized 200,000,000 shares of $0.01 par value; issued 86,953,278 shares (57,781,587 outstanding) at March 31, 2004 and issued 90,153,278 shares (60,981,587 outstanding) as adjusted	869	901
Additional paid-in-capital	1,064,900	1,164,492
Accumulated other comprehensive income	(36,724)	(36,724)
Retained earnings	546,030	546,030
Treasury stock — 29,171,691 shares	(519,771)	(519,771)

Total shareholders’ equity	1,055,304	1,154,928

Total liabilities and shareholders’ equity	$14,495,839	$14,595,463

REGULATORY CAPITAL RATIOS

      IndyMac Bank is subject to regulatory capital regulations administered by the federal banking agencies. IndyMac Bank must maintain total risk-based capital and Tier 1 risk-based capital (core capital minus the deduction for low-level recourse and residual interests) equal to at least 10% and 6%, respectively, of total risk-weighted assets. As of March 31, 2004, IndyMac Bank met all of the requirements of a “well-capitalized” institution under the general regulatory capital regulations.

      During 2001, the OTS issued guidance for subprime lending programs, which requires a lender to quantify the additional risks in its subprime lending activities and determine the appropriate amounts of allowances for loan losses and capital it needs to offset those risks. During the fourth quarter of 2003, IndyMac revised its approach to conform to this guidance, and this revised approach was accepted by the OTS. Whereas, in the past, subprime loans were determined based on increasing risk levels using secondary marketing and rating agency securitization models, the revised approach now generally classifies as subprime all loans in a first lien position with a FICO score less than 620 and all loans in a second lien position with a FICO score less than 660. As a result, loans meeting this revised definition are supported by capital equal to two times that of similar prime assets. We report our subprime loan calculation in an addendum to the Thrift Financial Report that we file with the OTS. As of March 31, 2004, subprime loans held for sale totaled $585.8 million as calculated for regulatory reporting purposes.

      The following table presents IndyMac Bank’s capital ratios as of March 31, 2004 on an actual basis, including with additional subprime risk-weighting and, on an as adjusted basis to give effect to our receipt of the net proceeds from the sale of the shares of our common stock upon settlement of this offering and contribution of the entire net proceeds to IndyMac Bank. For purposes of preparing the following table, we have assumed an issuance of shares at a public offering price of $32.86 and have deducted from that price the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and have also assumed that the overallotment option is not exercised.

	Actual	As Adjusted

Capital Ratios:
Tangible	7.50%	8.17%
Tier 1 core	7.50%	8.17%
Tier 1 risk-based	12.05%	13.27%
Total risk-based	12.61%	13.83%

      We believe that, under current regulations, IndyMac Bank will continue to meet its capital requirements in the foreseeable future. IndyMac Bank’s regulatory capital compliance could be impacted, however, by a number of factors, such as changes to applicable regulations, adverse action by our regulators, changes in the mix of our assets, interest rate fluctuations, loan loss provisions and credit losses, or significant changes in the economy in areas where we have most of our loans. Any of these factors could cause our actual future results to vary from anticipated future results and consequently could have an adverse impact on the ability of IndyMac Bank to meet its future minimum capital requirements.

UNDERWRITING

      Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K, each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated have severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Number of
Underwriters	Shares

Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated
Total

      The underwriting agreement provides that the underwriters’ several obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets;

•	we deliver customary closing documents to the underwriters; and

•	if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

      The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

      We have granted the underwriters a 30-day option after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of an additional 480,000 shares of our common stock at the public offering price less underwriting discounts and commissions. This option may be exercised to cover over-allotments made in connection with the offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table.

Commissions and Expenses

      The underwriters have advised us that they propose to offer the shares of our common stock directly to the public at the public price set forth on the cover page of this prospectus supplement, and to selected dealers, who may include the underwriters, at such public offering price less a selling concession not in excess of $                     per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $                     per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

      The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase up to 480,000 additional shares. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us per share.

Amounts We Will Pay

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

      We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $270,000.

Lock-Up Agreements

      We have agreed that, without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, for a period of 60 days after the date of this prospectus supplement, we will not, directly or indirectly:

•	offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock;

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock; or

•	file or cause to be filed a registration statement on Form S-8 or other similar form with respect to any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other of our securities.

      The restrictions described in this paragraph do not apply to:

•	the sale of our common stock to the underwriters;

•	shares issued in the ordinary course of business pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or issued pursuant to currently outstanding options, warrants or rights or our direct stock purchase plan; or

•	the grant of options pursuant to option plans existing on the date hereof.

      Our executive officers and directors have agreed under lock-up agreements that, subject to limited exceptions, without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, they will not offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock until 45 days after the date of this prospectus supplement.

Stabilization, Short Positions and Penalty Bids

      The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act of 1934, as amended:

•	Over-allotment involves sales by an underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/ or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when shares of our common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

      We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

      Purchasers of the shares of our common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Our Relationships with the Underwriters and NASD Conduct Rules

      Certain of the underwriters and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment and commercial banking services for us for which they have received and will receive customary compensation.

      On May 4, 2004, IndyMac Bank entered into a definitive agreement to acquire 93.75% of the outstanding shares of common stock of Financial Freedom Holdings, Inc., or Financial Freedom, from Lehman Brothers Bank, F.S.B. Morgan Stanley & Co. Incorporated, one of the underwriters for this offering, acted as our advisor in the Financial Freedom acquisition and will be entitled to a fee for its services and its expenses if the acquisition is consummated. In addition, IndyMac Bank has entered into an agreement with Lehman Brothers Holding Inc., the parent of Lehman Brothers Bank, F.S.B. and Lehman Brothers Inc., one of the underwriters for this offering, to acquire certain servicing rights for reverse mortgages. The aggregate purchase price for the shares of common stock of Financial Freedom and the mortgage servicing rights is approximately $80 million to be paid in cash, subject to certain post-closing purchase price adjustments. Following the acquisition of Financial Freedom, IndyMac Bank will repay approximately $5.1 million of debt of Financial Freedom to Lehman Brothers Bank, F.S.B. The transaction is expected to close in the third quarter of 2004, pending the satisfaction of certain closing conditions, including all required regulatory approvals and performance requirements. Lehman Brothers Inc., one of the underwriters for this offering, is an affiliate of Lehman Brothers Bank, F.S.B., Lehman Brothers Holding Inc. and Financial Freedom. As described in the section entitled “Use of Proceeds” above, a portion of the net proceeds from this offering may be used by IndyMac Bank in connection with the acquisition of Financial Freedom. Because we may use more than 10% of the net proceeds of this offering to purchase an affiliate of Lehman Brothers, this offering is being conducted in accordance with the conflict of interest provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers Inc.

Electronic Distribution

      A prospectus supplement accompanied by a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/ or one or more of the selling group members participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the particular selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

      Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s or any selling group member’s web site and any information contained in any other web site maintained by any underwriter or any selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved and/ or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Offers and Sales in Canada

      This prospectus supplement and the accompanying prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

      This prospectus supplement and the accompanying prospectus is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

Responsibility

      Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement, the accompanying prospectus, any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus or any other information provided by us in connection with the offering of the shares into Canada.

Resale Restrictions

      The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

      Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under “Resale Restrictions” above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of Multilateral Instrument 45-103 — Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an “accredited investor”, other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 — Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Quebec, such purchaser is a “sophisticated purchaser” within the meaning of section 44 or 45 of the Securities Act (Quebec).

Taxation and Eligibility for Investment

      Any discussion of taxation and related matters contained in this prospectus and the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission (Ontario)

      Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus supplement shall have a statutory right of action for damages or rescission against us in the event this prospectus supplement and the accompanying prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus supplement during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us on whose behalf the distribution is made shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

      The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which we may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights”.

      The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of Legal Rights

      We are organized under the laws of the State of Delaware in the United States of America. All, or substantially all, of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

Language of Documents

      Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la reception de ce document, vous confirmez par les presentes que vous avez expressement exige que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des valeurs mobilieres decrites aux presentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rediges en anglais seulement.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of IndyMac Bancorp, Inc., incorporated by reference in IndyMac Bancorp, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We file reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an Internet website at www.indymacbank.com that contains information concerning us. The information at our Internet website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

      We incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC (SEC File No. 001-08972):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

•	Our proxy statement relating to our Annual Meeting of Stockholders held on April 28, 2004 (other than the material contained under the headings “Audit Committee Report,” “Compensation Committee Report on Executive Compensation” and “Stock Performance Graph”); and

•	Our current Report on Form 8-K filed on May 5, 2004.

      We also are incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering of our common stock. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise part of, this prospectus supplement or the accompanying prospectus.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

IndyMac Bancorp, Inc.

155 North Lake Avenue
Pasadena, California 91101-7211
Attention: Investor Relations
Telephone: (800) 669-2300

PROSPECTUS

Common Stock

Securities Warrants
Junior Subordinated Debt Securities

INDYMAC BANCORP, INC.

INDYMAC CAPITAL TRUST I

INDYMAC CAPITAL TRUST II
INDYMAC CAPITAL TRUST III
INDYMAC CAPITAL TRUST IV

Trust Preferred Securities

Guaranteed As Stated Herein By IndyMac Bancorp, Inc.

The Trusts

      The trusts are Delaware business trusts. Each trust may from time to time:

•	sell trust preferred securities representing undivided beneficial interests in the trust to the public.

•	sell common securities representing undivided beneficial interests in the trust to IndyMac Bancorp, Inc.

•	use the proceeds from these sales to buy junior subordinated debentures of IndyMac Bancorp, Inc.

•	distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the trust preferred and common securities.

Distributions

      For each trust preferred security that you own, you will be entitled to receive cumulative cash distributions at a rate set forth in the accompanying prospectus supplement on the liquidation amount of the preferred security. The liquidation amount per trust preferred security will be set forth in the accompanying prospectus supplement.

IndyMac Bancorp, Inc.

      IndyMac Bancorp, Inc. will guarantee, as described in this prospectus, the payment by the trust of the trust preferred securities based on obligations discussed herein. This is called the trust preferred securities guarantee.

      We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

      We will provide the specific terms of the securities we offer from time to time in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any subsidiary of IndyMac Bancorp, Inc. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated November 5, 2001.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND

THE ACCOMPANYING PROSPECTUS SUPPLEMENT

      We may provide information to you about the securities we are offering in three separate documents that provide progressively more detail:

•	this prospectus, which provides general information, some of which may not apply to the securities being offered to you;

•	an accompanying prospectus supplement, which describes the terms of the type or types of securities then being offered directly by us or by an underwritten public offering, some of which may not apply to the securities you are considering; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

      If the descriptions of the terms of your securities vary between the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	this prospectus.

      Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that IndyMac Bancorp, Inc. and IndyMac Capital Trust I, IndyMac Capital Trust II, IndyMac Capital Trust III, and IndyMac Capital Trust IV, or the “trusts”, filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under this shelf registration process, we may sell, either separately or in units, debt securities, preferred stock, depositary shares, common stock and securities warrants. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. The trusts may sell trust preferred securities representing undivided beneficial interests in the trusts to the public and common securities to us in one or more offerings.

      This prospectus provides you with a general description of some of the securities. Each time we or a trust sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us, the trusts and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2000, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

IndyMac Bancorp, Inc.
155 North Lake Avenue
Pasadena, California 91101-7211
Attention: Investor Relations
Telephone: (800) 669-2300

      You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we nor the trusts, nor any underwriters or agents, have authorized anyone else to provide you with any different information. IndyMac Bancorp, Inc. and the trusts may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. IndyMac Bancorp, Inc. and the trusts are only offering these securities in states where the offer is permitted by applicable state law. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding liquidity, provisions for loan losses, capital resources, anticipated future earnings and expense levels and other anticipated aspects of future operations. Forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties, including those identified below, which could cause future results to differ materially from historical results or from the results anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates or as of the date hereof if no other date is identified. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      The following factors, among others, could cause future results to differ materially from historical results or those anticipated in any forward-looking statements herein:

(1) the level of demand for consumer loans, mortgage loans and construction loans, which can be affected by such external factors as (a) the level of interest rates, (b) tax laws, (c) the strength of various segments of the economy (including the strength of the stock market), and (d) the demographics of our lending markets;

(2) the direction of interest rates and the relationship between interest rates and our assets, liabilities, and hedging strategies;

(3) the accuracy of our estimates used in determining the fair value of certain assets such as AAA rated interest only securities, mortgage servicing rights, non-investment grade securities and residual securities;

(4) the rate of loan losses we incur, the level of loss reserves we maintain, and our management’s judgments regarding the collectibility of loans;

(5) our liquidity requirements, which may change as a result of fluctuations in our assets and liabilities and off-balance sheet exposures;

(6) the implementation of recently issued Financial Accounting Standards Board pronouncements (SFAS 133, SFAS 137 and SFAS 138) may cause increased volatility in our earnings reported in accordance with accounting principles generally accepted in the United States of America;

(7) federal and state regulation of our consumer lending and banking operations — our principal subsidiary is a regulated federal savings bank;

(8) actions undertaken by our current and potential competitors, many of which have lower costs of funds or other competitive advantages over us;

(9) the availability of funds from our lenders and other sources of financing that support our lending activities;

(10) decisions to securitize, sell or purchase loans or securities;

(11) our management of the borrower, industry, product and geographic concentrations represented in our loan portfolio;

(12) the degree of our success in executing upon our growth plans for our consumer and mortgage banking operations;

(13) economic downturns or natural disasters in our principal lending markets, including California, Florida, New Jersey and New York; and

(14) other risks and uncertainties detailed in our Annual Report on Form 10-K for the year ended December 31, 2000, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, in each case under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, or “FDIC,” and the Office of Thrift Supervision, or “OTS,” which policies and regulations could affect our results.

      Also, our operations are centered in the State of California and are heavily dependent upon the steady supply of electrical power. Although we have not experienced energy shortages to date, at the date of this prospectus, there exists uncertainty as to the steady availability of electrical power throughout the State of California in the foreseeable future. Extended shortages of energy could have an adverse impact on us.

INDYMAC BANCORP, INC.

      IndyMac Bancorp, Inc. conducts a diversified mortgage banking business, manages an investment portfolio, and offers commercial lending and retail banking products. Our mortgage banking group is our core business. It is a technology based, highly scalable operation that includes the following distinct channels: (1) a business-to-business (“B2B”) channel, with mortgage brokers, small mortgage bankers and community financial institutions effectively providing us with access to a variable cost, nationwide “virtual” branch network, (2) a branchless, technology driven, business-to-consumer (“B2C”) channel and (3) a business-to-realtor (“B2R” or “LoanWorks”) channel, which allows real estate professionals to utilize our technology to fulfill the mortgage loan process for their customers in the process of purchasing a home. We have been able to successfully expand and leverage our proprietary loan approval and pricing system, e-MITS®1 across our mortgage banking channels. These channels provide us with comprehensive coverage of the consumer mortgage market.

      On July 1, 2000, we acquired SGV Bancorp, Inc., or “SGVB.” SGVB was the parent of First Federal Savings and Loan Association of San Gabriel Valley, a federal savings bank. As of the acquisition date, SGVB had assets of $490.8 million, deposits of $355.7 million, and shareholders’ equity of $37.5 million.

1 Patent Pending

We paid $25.00 per share, or $59.5 million, to acquire SGVB. We contributed substantially all of our assets and operations to our new subsidiary bank, which is now known as IndyMac Bank, F.S.B., or “IndyMac Bank.”

      We invest in residential loans and mortgage securities retained in connection with the issuance of mortgage-backed securities, purchased in the secondary mortgage market, or originated through B2C. We act as primary servicer and master servicer with respect to substantially all the mortgage loans we sell pursuant to private-label securitizations and loans sold to government sponsored entities.

      We conduct our builder construction lending activities through our Construction Lending Corporation of America division, which offers a variety of residential construction, land and lot loan programs for builders and developers.

REGULATORY MATTERS

General

      As a savings and loan holding company, IndyMac Bancorp, Inc. is subject to regulation by the OTS under the holding company provisions of the federal Home Owners’ Loan Act, or “HOLA.” As a federally chartered and insured stock savings association, IndyMac Bank is subject to regulation and supervision by the OTS, which is the primary federal regulator of savings associations, and the FDIC, in its role as federal deposit insurer. The primary purpose of the statutory and regulatory scheme is to protect depositors, the financial institutions and the financial system as a whole rather than the shareholders of financial institutions or their holding companies. The following summary is not intended to be a complete description of the applicable laws and regulations or their effects on IndyMac Bancorp, Inc., and it is qualified in its entirety by reference to the particular statutory and regulatory provisions described.

Holding Company Regulation

      IndyMac Bancorp, Inc. is classified as a unitary savings and loan holding company under HOLA, meaning generally that it owns only one savings association. In contrast to bank holding companies, only limited restrictions apply to the business activities of a unitary savings and loan holding company and its non-savings association subsidiaries. Recently enacted federal legislation, known as the Gramm-Leach-Bliley Act, or the “G-L-B Act,” imposes new activity restrictions upon newly registered unitary savings and loan holding companies that are not “grandfathered” under the G-L-B Act. Notwithstanding its status as a “grandfathered” unitary savings and loan holding company under the G-L-B Act, if IndyMac Bank fails to meet the Qualified Thrift Lender, or “QTL,” Test (as discussed under “Regulation of IndyMac Bank” in our Annual Report on Form 10-K for the year ended December 31, 2000), IndyMac Bancorp, Inc. will become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless IndyMac Bank requalifies as a QTL within one year, will be required to register as a bank holding company and become subject to the restrictions applicable thereto.

      Transactions between a savings association and its “affiliates” are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association’s holding company and non-banking companies that are under common control with the savings association. In general, the restrictions of Sections 23A and 23B do not apply to transactions between a savings association and its subsidiaries, or its sister organizations that themselves are banks or savings associations.

Limitations on Capital Distributions from IndyMac Bank

      The ability of IndyMac Bancorp, Inc. to make payments with respect to the securities offered by this prospectus will depend in part upon the receipt of funds from its principal subsidiary, IndyMac Bank. The OTS capital regulations contain “prompt corrective action” provisions that require certain mandatory remedial actions and authorize certain other discretionary actions to be taken by the OTS against a savings association that falls within specified categories of capital deficiency. The relevant regulation establishes five categories of capital classification for this purpose, ranging from “well capitalized” or “adequately capitalized” through “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized.” IndyMac Bank is currently a “well capitalized” institution.

      In general, the prompt corrective action regulations prohibit an OTS-regulated institution from declaring any dividends, making any other capital distribution or paying a management fee to a controlling person, such as its parent holding company, if, following the distribution or payment, the institution would be within any of the three undercapitalized categories.

      In addition to the prompt corrective action restriction on paying dividends described above, OTS regulations limit “capital distributions” by savings associations, which term includes, among other things, dividends and payments for stock repurchases.

      Under the capital distribution regulations, a savings association that is a subsidiary of a savings and loan holding company must notify the OTS of a proposed capital distribution at least 30 days prior to the declaration of the capital distribution. The 30-day period provides the OTS an opportunity to object to the proposed distribution if it believes that the distribution would not be advisable.

      An application to the OTS for specific approval to pay a dividend, rather than the notice procedure described above, is required if: (a) the total of all capital distributions made during a calendar year (including the proposed distribution) exceeds the sum of the institution’s year-to-date net income and its retained income for the preceding two years, (b) the institution is not entitled under OTS regulations to “expedited treatment” (which is generally available to institutions the OTS regards as well run and adequately capitalized), (c) the institution would not be at least “adequately capitalized” following the proposed capital distribution or (d) the distribution would violate an applicable statute, regulation, agreement or condition imposed on the institution by the OTS.

THE TRUSTS

      Each trust is a statutory business trust formed under Delaware law pursuant to a trust agreement, signed by IndyMac Bancorp, Inc., as depositor of the trust, the property trustee, the Delaware trustee and the administrative trustees, each as defined below, and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of the applicable trust will be amended and restated in its entirety before the issuance of trust preferred securities by such trust. We will refer in this prospectus to such trust agreement, as so amended and restated, as the “trust agreement.” Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

      Each trust exists for the exclusive purposes of:

•	issuing trust preferred securities and common securities representing undivided beneficial interests in the assets of such trust;

•	investing the gross proceeds of the sale of trust preferred securities and common securities, collectively referred to in this prospectus as the “trust securities”, in junior subordinated debt securities; and

•	engaging only in those activities necessary or incidental thereto.

      All of the common securities of the trusts will be directly or indirectly owned by us. The common securities of a trust rank equally with the trust preferred securities of the issuing trust. A trust will make payment on its trust preferred securities pro rata, except that upon an event of default under the applicable trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. We will acquire common securities of a trust in an aggregate liquidation amount equal to at least three percent of the total capital of the trust.

      Each trust’s business and affairs will be conducted by its trustees, each of whom will be appointed by IndyMac Bancorp, Inc. as holder of the common securities. The trustees will be Wilmington Trust Company, as the “property trustee” and the “Delaware trustee”, and two individual trustees, who are referred to as the “administrative trustees” and who are employees or officers of or affiliated with IndyMac Bancorp, Inc. Wilmington Trust Company, as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will act as trustee under the guarantees. See “Description of Guarantees” and “Description of Junior Subordinated Debt Securities.”

      If an event of default under the trust agreement has occurred and is continuing, the holder of the common securities of a trust, or the holders of a majority in liquidation amount of the trust preferred securities of the trust, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the common securities, and in no event will the holders of trust preferred securities have that right.

      No separate financial statements of the trusts are included in this prospectus. IndyMac Bancorp, Inc. and the trusts do not consider that such financial statements would be material to the holders of trust preferred securities because the trusts are special purpose entities, have no operating history or independent operations and are not engaged in and do not propose to engage in any activity other than holding as trust assets the corresponding junior subordinated debt securities of IndyMac Bancorp, Inc. and issuing the trust securities. Furthermore, taken together, IndyMac Bancorp, Inc.’s obligations under each series of corresponding junior subordinated debt securities, the junior subordinated indenture pursuant to which the corresponding junior subordinated debt securities will be issued, the related trust agreement, and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related trust preferred securities of each trust. For a more detailed discussion see “Description of Trust Preferred Securities,” “Description of Junior Subordinated Debt Securities — Corresponding Junior Subordinated Debt Securities” and “Description of Guarantees.” In addition, we do not expect that the trusts will be filing reports with the SEC under the Securities Exchange Act of 1934.

      Unless otherwise specified in the applicable prospectus supplement, each trust has a term of approximately 50 years, but may be dissolved earlier as provided in the applicable trust agreement.

      IndyMac Bancorp, Inc. will pay all fees and expenses related to the trusts and the offering of trust securities.

      The principal executive office of each trust is c/o IndyMac Bancorp, Inc., 155 North Lake Avenue, Pasadena, California 91101-7211.

USE OF PROCEEDS

      Each trust will use the proceeds from the sale of its trust preferred securities to acquire junior subordinated debentures from IndyMac Bancorp, Inc. IndyMac Bancorp, Inc. intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement or pricing supplement relating to a specific issue of securities. Our general corporate purposes may include acquisitions of other companies, repurchasing shares of our common stock, extending credit to, or funding investments in, our subsidiaries and such other purposes as may be indicated in the applicable prospectus supplement or pricing supplement. The precise amounts and timing of our use of the net proceeds will depend upon our, and our subsidiaries’, funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of a trust’s securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges were as follows for the five fiscal years ended December 31, 2000 and the six months ended June 30, 2000 and June 30, 2001:

						Six Months
						Ended
	Fiscal Year Ended December 31,					June 30,

	1996	1997	1998	1999	2000	2000	2001

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	1.31	1.02	1.26	1.61	1.62	1.53	2.09
Including interest on deposits	1.31	1.02	1.26	1.61	1.48	1.53	1.50

      For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principals plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), the estimated interest portion of rent expense and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, the estimated interest portion of rent expense and all amortization of debt issuance costs.

DESCRIPTION OF COMMON STOCK

      The following summary describes our common stock and the rights of the holders thereof. The prospectus supplement will describe the specific terms on which our common stock is being offered through that prospectus supplement, including whether our common stock is being offered directly or in connection with the conversion, exchange or exercise of junior subordinated debt securities, or trust preferred securities.

General

      Shares Outstanding. As of June 30, 2001, our authorized common stock was 200,000,000 shares. From these authorized shares, we had issued 82,831,828 shares, of which 60,447,916 shares were outstanding and 22,383,912 shares were held as treasury shares.

      Dividends. Holders of common stock may receive dividends if declared by our board of directors out of our funds that we may legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Other restrictions on our ability to pay dividends are described below under “— Restrictions on Payment of Dividends.”

      Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

      Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will be entitled to receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities.

      Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “NDE.” The Bank of New York serves as the transfer agent and registrar for the common stock.

      Fully Paid. The outstanding shares of common stock are fully paid and nonassessable. This means the full required purchase price for the outstanding shares of common stock has been paid and that the holders of those shares will not be assessed any additional amounts therefor. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Restrictions on Payment of Dividends

      We are incorporated in Delaware and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

Nomination Procedures

      In addition to our board of directors, stockholders may nominate candidates for election to our board of directors. However, a stockholder must follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 90 but not more than 120 days before a scheduled meeting of our stockholders.

Proposal Procedures

      Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our stockholders.

Amendment of Bylaws

      Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our bylaws.

Savings and Loan Holding Company Regulation

      Under federal laws and regulations governing savings and loan holding companies, including IndyMac Bancorp, Inc., OTS approval must be obtained prior to any person or entity acquiring control of IndyMac Bancorp, Inc. or IndyMac Bank. Control is conclusively presumed to exist if, among other things, a person or entity acquires more than 25% of any class of voting stock of IndyMac Bancorp, Inc. (including the common stock) or IndyMac Bank or controls in any manner the election of a majority of the directors of IndyMac Bancorp, Inc. or IndyMac Bank.

Shareholder Rights Plan

      We have adopted a shareholder rights plan (the “Rights Plan”) which provides that one right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”), is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders with our board of directors. The Rights are intended to cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board of directors, but the Rights will not interfere with any merger or other business combination that is approved by our board of directors.

      The Rights are attached to the shares of our common stock. The Rights are not presently exercisable. Ten business days after a party acquires beneficial ownership of 15% or more of our outstanding shares of common stock, 15 business days after a party commences or publicly announces an intention to commence a tender or exchange offer to do so, or ten business days after a party files an application, request or other document with a governmental agency seeking approval of, attempting to rebut any presumption of control upon, or indicating an intention to enter into a transaction or transactions, that would result in any party becoming the beneficial owner of 15% or more of our outstanding common stock, the Rights will separate from the common stock and will become exercisable (other than Rights held by the acquiring party).

      Each Right entitles the holder to purchase one one-hundredth of a Series A Junior Participating Preferred Share for an exercise price that is currently $100 per share. Once the Rights become exercisable, any Rights held be the acquiring party will be void, and all other holders of Rights will receive upon exercise of their Rights that number of shares of common stock having a market value of two times the exercise price of the Right. The Rights, which expire on October 17, 2011, may be redeemed at any time prior to the time a party becomes an acquiring person, for $0.01 per Right. Until a Right is exercised, the holder of that Right will have no rights as a shareholder of IndyMac Bancorp, Inc., including, without limitation, the right to vote or receive dividends.

DESCRIPTION OF SECURITIES WARRANTS

      The following summary describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with debt securities, preferred stock or depositary shares offered by any prospectus supplement and may be attached to or may be separate from those securities. Each series of securities warrants will be issued under a separate securities warrant agreement between us and a bank or trust company, as securities warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

      We have filed forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement that contains this prospectus. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

General

      If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that may be purchased if a holder exercises the securities warrants;

•	the designation and terms of any series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the securities warrants may transfer them separately from the related series of debt securities, preferred stock or depositary shares;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	whether the securities warrants will be in registered or bearer form;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, securities warrants for the purchase of debt securities will be issued in registered form only.

      If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the total number of shares that may be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the securities warrants may transfer them separately from the related series of debt securities, preferred stock or depositary shares;

•	the number of shares of preferred stock, depositary shares or shares of common stock that may be purchased if a holder exercises the securities warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock, depositary shares or common stock will be issued in registered form only.

      A holder of securities warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

      Until any securities warrants to purchase debt securities are exercised, the holder of such securities warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of those securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

      Each holder of a securities warrant will be entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

      A holder of securities warrants may exercise them by following the general procedure outlined below:

•	delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

•	delivering the securities warrant certificate representing the securities warrants to the securities warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the securities warrant agent receiving payment of the exercise price.

      If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Securities Warrant Agreements

      We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock may be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them, for a period expiring not more than 45 days after the date fixed for determining the stockholders entitled to receive such rights or warrants, to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

      Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

      Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

      If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

      The following paragraphs describe the general terms and provisions of our junior subordinated debt securities that we will issue to the trusts in exchange for the proceeds of their sales of trust securities. The applicable prospectus supplement will describe the specific terms of the junior subordinated debt securities, which are sometimes referred to in this prospectus as “debt securities”, offered through that prospectus supplement and any general terms summarized below that will not apply to those debt securities. The junior subordinated debt securities will be issued pursuant to a junior subordinated indenture, which is sometimes referred to in this prospectus as an “indenture”, between us and the junior subordinated trustee named in the applicable prospectus supplement.

      We have filed the form of the junior subordinated indenture as an exhibit to the registration statement. You should read the junior subordinated indenture for additional information before you purchase any trust preferred securities. The actual provisions of the subordinated debentures, and not the following summaries, will control your rights as a direct or indirect owner of the junior subordinated debt securities. The summary that follows includes references to section numbers of the junior subordinated indenture so that you can more easily locate these provisions.

General

      The junior subordinated debt securities will be our direct unsecured obligations. The junior subordinated indenture does not limit the principal amount of junior subordinated debt securities that we may issue. The junior subordinated indenture permits us to issue junior subordinated debt securities from time to time and junior subordinated debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301)

      The junior subordinated debt securities will be unsecured and will rank equally with all of our other junior subordinated debt and, together with such other junior subordinated debt, will be subordinated to all of our existing and future Senior Debt. See “— Subordination” below.

      The junior subordinated debt securities are our unsecured junior subordinated debt securities, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our junior subordinated debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as “structural subordination.”

      A prospectus supplement relating to a series of junior subordinated debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the indenture;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	whether the debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “— Defeasance” apply to the debt securities;

•	any events of default under the indenture which will apply to the debt securities in addition to those contained in such indenture;

•	any additions or changes to the covenants contained in the junior subordinated indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities — a “global security” is a debt security that we issue in accordance with the junior subordinated indenture to represent all or part of a series of debt securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the junior subordinated trustee;

•	any special tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities;

•	the terms of any securities being offered together with or separately from the debt securities;

•	the terms and conditions of any obligation or right of IndyMac Bancorp, Inc. or a holder to convert or exchange the debt securities into trust preferred securities or other securities; and

•	any other terms of the debt securities.

      When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Additional Interest

      If a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the related junior subordinated debt securities. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by such trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that such trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges. (Section 1007)

Payment; Exchange; Transfer

      We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the junior subordinated debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the junior subordinated debt securities by mailing a check to the person listed as the owner of the junior subordinated debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a junior subordinated debt security:

•	on an interest payment date, to the person in whose name that junior subordinated debt security is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment, to the person who surrenders such debt security at the office of our appointed paying agent. (Sections 307, 1002)

      Any money that we pay to a paying agent for the purpose of making payments on the junior subordinated debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such debt security can only look to us for the payments on such debt security. (Section 1003)

      Any junior subordinated debt securities of a series can be exchanged for other junior subordinated debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the junior subordinated debt securities that were surrendered for exchange. The junior subordinated debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the junior subordinated debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the junior subordinated debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the junior subordinated debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location of that office. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

      In the event of any redemption, neither we nor the junior subordinated trustee will be required to:

•	issue, register the transfer of, or exchange, junior subordinated debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of the notice of redemption and ending at the close of business on the day of mailing of the notice of redemption; or

•	transfer or exchange any junior subordinated debt securities so selected for redemption, except, in the case of any junior subordinated debt securities being redeemed in part, any portion thereof not to be redeemed. (Section 305)

Denominations

      Unless we state otherwise in the applicable prospectus supplement, the junior subordinated debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Bearer Debt Securities

      If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of junior subordinated debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to junior subordinated debt securities in registered form, and will summarize provisions of the junior subordinated indenture that relate specifically to bearer debt securities.

Original Issue Discount

      Junior subordinated debt securities may be issued under the junior subordinated indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a junior subordinated debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the junior subordinated indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Option to Defer Interest Payments

      If provided in the applicable prospectus supplement, we will have the right from time to time to defer payment of interest on a series of junior subordinated debt securities for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of such series of junior subordinated debt securities. Certain United States federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Redemption

      Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will not be subject to any sinking fund.

      Unless otherwise specified in the applicable prospectus supplement, we may, at our option, redeem the junior subordinated debt securities of any series in whole at any time or in part from time to time. If the junior subordinated debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debt security so redeemed will equal 100% of the principal amount of such junior subordinated debt security plus accrued and unpaid interest to the redemption date.

      Except as otherwise specified in the applicable prospectus supplement, we may, at our option, redeem a series of junior subordinated debt securities in whole, but not in part, at any time within 90 days after the occurrence of a tax event or investment company event, each as defined below, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the redemption date. (Section 1107)

      “Tax event” means the receipt by a trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change, including any announced proposed change, in the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of a series of trust preferred securities, there is more than an insubstantial risk that:

•	the trust that issued the series of trust securities is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debt securities;

•	interest payable by IndyMac Bancorp, Inc. on the series of corresponding junior subordinated debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by IndyMac Bancorp, Inc., in whole or in part, for United States federal income tax purposes; or

•	the trust that issued the series of trust securities is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Section 101)

      “Investment company event” means the receipt by a trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the trust preferred securities. (Section 101)

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the junior subordinated debt securities or portions thereof called for redemption.

Restrictions on Certain Payments

      If junior subordinated debt securities are issued to a trust or the trustee of a trust in connection with the issuance of trust securities by the trust and:

•	there shall have occurred and be continuing an event of default with respect to the corresponding junior subordinated debt securities of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	we shall be in default relating to our payment of any obligations under the corresponding guarantee; or

•	we shall have given notice of our election to defer payments of interest on the corresponding junior subordinated debt securities by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then:

•	we will not be permitted to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the junior subordinated debt securities or make any guarantee payment if such guarantee ranks equally with or junior to the junior subordinated debt securities; and

•	we will not be permitted to declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking equally with or junior to the junior subordinated debt securities;

•	any exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•	any dividend in the form of common stock on common stock; or

•	payments by us under any guarantee agreement executed for the benefit of the trust preferred securities.

Limitation on Mergers and Sales of Assets

      The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the junior subordinated indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the junior subordinated indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the junior subordinated indenture exists. (Section 801)

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the junior subordinated indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under such indenture and under the junior subordinated debt securities. (Section 802)

Events of Default, Waiver and Notice

      The junior subordinated indenture provides that the following are events of default relating to the junior subordinated debt securities:

•	default in the payment of the principal of, or premium, if any, on, any junior subordinated debentures at maturity;

•	default for 30 days in the payment of any installment of interest on any junior subordinated debentures;

•	default for 30 days after written notice in the performance of any other covenant in respect of the junior subordinated debentures;

•	certain events in bankruptcy, insolvency or reorganization of IndyMac Bancorp, Inc.; and

•	any other event of default that may be specified for the junior subordinated debt securities of that series when that series is created. (Section 501)

      If an event of default under the junior subordinated indenture occurs and continues, the junior subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series may declare the entire principal and all accrued but unpaid interest of all debt securities of that series to be due and payable immediately. If the trustee or the holders of junior subordinated debt securities do not make such declaration, the holders of at least 25% in aggregate liquidation amount of the related trust preferred securities will have such right. If an event of default under the junior subordinated indenture occurs and continues, the property trustee may also declare the principal of and the interest on the corresponding junior subordinated debt security, and any other amounts payable under the junior subordinated indenture, to be due and payable and to enforce its other rights as a creditor with respect to the corresponding junior subordinated debt security.

      If such a declaration occurs, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series of subordinated debt securities can, subject to conditions, rescind the declaration. If the holders of such series of junior subordinated debt securities rescind such declaration, the holders of at least a majority in aggregate liquidation amount of the related trust preferred securities will have such right.

      The holders of a majority in aggregate principal amount of the outstanding junior subordinated debt securities of any series may, on behalf of all holders of that series, waive any past default, except:

•	a default in payment of principal of or any premium or interest; or

•	a default under any provision of the junior subordinated indenture which itself cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security of that series. (Section 513)

If the holders of junior subordinated debt securities fail to waive a default, the holders of a majority in aggregate liquidation amount of the related trust preferred securities will have such right.

      The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee under the junior subordinated indenture.

      We are required to file an officers’ certificate with the junior subordinated trustee each year that states, to the knowledge of the certifying officer, that no defaults exist under the terms of the junior subordinated indenture. (Section 1004)

      A holder of trust preferred securities may institute a direct action if we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period. (Section 508) A direct action may be taken without first directing the property trustee to enforce the terms of the corresponding junior subordinated debt securities or suing IndyMac Bancorp, Inc. to enforce the property trustee’s rights under such junior subordinated debt securities. This right of direct action cannot be amended in a manner that would impair the rights of the holders of trust preferred securities thereunder without the consent of all holders of affected trust preferred securities. (Section 902)

Covenants Contained in Junior Subordinated Indenture

      The junior subordinated indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “— Restrictions on Certain Payments” above.

The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the junior subordinated debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of such debt securities.

Distribution of the Junior Subordinated Debt Securities

      Under circumstances involving the dissolution of a trust, which will be discussed more fully in the applicable prospectus supplement, the junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of that trust, provided that any required regulatory approval is obtained. See “Description of Trust Preferred Securities — Liquidation Distribution upon Dissolution.”

      If the junior subordinated debt securities are distributed to the holders of the trust preferred securities, we will use our best efforts to have the junior subordinated debt securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the trust preferred securities are then listed or quoted.

Modification of Junior Subordinated Indenture

      Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the junior subordinated debt securities may be modified or amended with the consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debt securities of all series of such debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without that holder’s consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest (other than to the extent set forth in the applicable junior subordinated debt security);

•	a reduction in payments due on the junior subordinated debt securities;

•	a change in the place of payment or currency in which any payment on the junior subordinated debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the junior subordinated debt securities;

•	a reduction in the percentage of outstanding junior subordinated debt securities required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of such indenture or certain defaults under such indenture;

•	a reduction in the requirements contained in the junior subordinated indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of junior subordinated debt securities at the holder’s option;

•	in the case of junior subordinated debt securities convertible into common stock, a limitation of any right to convert such debt securities; and

•	a modification of any of the foregoing requirements contained in the junior subordinated indenture. (Section 902)

      Under the junior subordinated indenture, the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debt securities of all series affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the junior subordinated indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. (Section 1005)

      If the junior subordinated debt securities are held by a trust or the trustee of a trust, no modification may be made that adversely affects the holders of the related trust preferred securities, and no termination of the junior subordinated indenture may occur, and no waiver of any event of default or compliance with any covenant will be effective, without the prior consent of a majority in liquidation preference of trust securities of such trust. If the consent of the holder of each outstanding junior subordinated debt security is required, no modification will be effective without the prior consent of each holder of related trust preferred securities. (Section 902)

      We and the junior subordinated trustee may execute, without the consent of any holder of junior subordinated debt securities, any supplemental junior subordinated indenture for the purpose of creating any new series of junior subordinated debt securities.

Defeasance and Discharge

      Defeasance and Discharge. At the time that we establish a series of junior subordinated debt securities under the junior subordinated indenture, we can provide that the debt securities of that series will be subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

•	we deposit with the junior subordinated trustee, in trust, sufficient money or, if the junior subordinated debt securities of that series are denominated and payable in U.S. dollars only,

Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates payments are due under the junior subordinated indenture and the terms of such debt securities;

•	we deliver to the junior subordinated trustee an opinion of counsel that states that the holders of the junior subordinated debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	if the junior subordinated debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

      When we use the term “Eligible Instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

      In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of junior subordinated debt securities as described above, then:

•	the junior subordinated indenture, including the subordination provisions contained in the junior subordinated indenture, will no longer apply to the junior subordinated debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the junior subordinated trustee, to register the transfer and exchange of junior subordinated debt securities, to replace lost, stolen or mutilated junior subordinated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of junior subordinated debt securities of that series may only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

      Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of junior subordinated debt securities under the junior subordinated indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading “— Defeasance and Discharge” we will not have to comply with any covenant we designate when we establish the series of debt securities. In the event of a covenant defeasance, our obligations under the junior subordinated indenture and the junior subordinated debt securities, other than with respect to the covenants specifically referred to above, will remain in effect. (Section 1701)

      If we exercise our option not to comply with the covenants listed above and the junior subordinated debt securities of the series become immediately due and payable because an event of default under the junior subordinated indenture has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Eligible Instruments on deposit with the junior subordinated trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the junior subordinated indenture and the terms of the junior subordinated debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1701)

Conversion or Exchange

      The junior subordinated debt securities may be convertible or exchangeable into shares of our common stock, into junior subordinated debt securities of another series or into trust preferred securities of another series, on the terms provided in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of trust preferred securities or other securities to be received by the holders of junior subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

      The junior subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. For purposes of this prospectus, our Senior Debt includes the senior debt securities and our subordinated debt securities other than the junior subordinated debt securities and means

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debt securities, notes or other written instruments,

•	our obligations under letters of credit,

•	any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, whether outstanding on the date of execution of the junior subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the junior subordinated debt securities. The junior subordinated debt securities will rank on a parity with obligations evidenced by debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us, that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities.

      If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the junior subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the junior subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the junior subordinated debt securities so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan or reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the junior subordinated debt securities. (Section 1801)

      If such events in bankruptcy, insolvency or reorganization occur after we have paid in full all amounts owed on Senior Debt:

•	the holders of junior subordinated debt securities,

•	together with the holders of any of our other obligations ranking equal with those junior subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the junior subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those junior subordinated debt securities.

      If we violate the junior subordinated indenture by making a payment or distribution to holders of the junior subordinated debt securities before we have paid all the Senior Debt in full, then the holders of the junior subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of junior subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent as provided in the subordination provisions of those junior subordinated debt securities. (Section 1801)

      Because of the subordination provisions described above, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the junior subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the junior subordinated debt securities.

      We may modify or amend the junior subordinated indenture as provided under “— Modification and Waiver” above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the junior subordinated indenture relating to the subordination of the junior subordinated debt securities in a manner that would adversely affect the holders of Senior Debt. (Section 902)

      The junior subordinated indenture places no limitation on the amount of Senior Debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting Senior Debt.

Governing Law

      The junior subordinated indenture and the junior subordinated debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Trustee

      The junior subordinated trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of junior subordinated debt securities unless offered reasonable indemnification. (Sections 601, 603)

Correspondence Between Junior Subordinated Debt Securities and Trust Preferred Securities

      IndyMac Bancorp, Inc. may issue one or more series of junior subordinated debt securities under the junior subordinated indenture with terms corresponding to the terms of a series of related trust preferred securities. In each such instance, concurrently with the issuance of a trust’s preferred securities, the trust will invest the proceeds from that issuance and the consideration paid by IndyMac Bancorp, Inc. for the common securities in the series of corresponding junior subordinated debt securities issued by IndyMac Bancorp, Inc. to the trust. Each series of corresponding junior subordinated debt securities will be in the principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the common securities of such trust and will rank equally with all other series of junior subordinated debt securities. Holders of the related trust preferred securities for a series of corresponding junior subordinated debt securities will have the rights, in connection with modifications to the junior subordinated indenture or upon occurrence of an event of default described under “— Modification of Junior Subordinated Indenture,” “— Events of Default, Waiver and Notice” and “— Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

      Unless otherwise specified in the applicable prospectus supplement, if a tax event relating to a trust occurs and continues, we may, at our option, redeem the corresponding junior subordinated debt securities at any time within 90 days of the occurrence of such tax event, in whole but not in part, subject to the provisions of the junior subordinated indenture and whether or not such corresponding junior subordinated debt securities are then redeemable at our option.

      The redemption price for any corresponding junior subordinated debt security will be equal to 100% of the principal amount of the corresponding junior subordinated debt securities then outstanding plus accrued and unpaid interest to the redemption date. As long as a trust is the holder of all the outstanding corresponding junior subordinated debt securities of a series, the proceeds of any redemption will be used by the trust to redeem the related trust securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debt securities in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debt securities of such series for all interest proceeds terminating on or before the date of redemption.

      We will covenant, as to each series of corresponding junior subordinated debt securities:

•	directly or indirectly, to maintain 100% ownership of the common securities of the applicable trust unless a permitted successor succeeds to ownership of the common securities;

•	not to voluntarily terminate, wind up or liquidate any trust, except,

•	if so specified in the applicable prospectus supplement,

•	in connection with a distribution of corresponding junior subordinated debt securities to the holders of trust preferred securities in exchange therefor upon liquidation of such trust, or

•	in connection with certain mergers, consolidations or amalgamations permitted by the applicable trust agreement, in either such case, if so specified in the applicable prospectus supplement; and

•	to use our reasonable efforts, consistent with the terms and provisions of the applicable trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The trust preferred securities will be issued by a trust pursuant to the terms of an amended and restated trust agreement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act. Each trust may issue only one series of trust preferred securities. The property trustee, Wilmington Trust Company, will act as trustee for each series of trust preferred securities under the applicable trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of each series of trust preferred securities will include those stated in the applicable trust agreement and those made part of such trust agreement by the Trust Indenture Act.

      We have summarized material terms and provisions of the trust preferred securities in this section. This summary is not intended to be complete and is qualified by the trust agreement, the form of which we filed as an exhibit to the registration statement, the Delaware Business Trust Act and the Trust Indenture Act.

      Each trust agreement authorizes the trustees of a trust to issue trust securities on behalf of such trust. The trust securities represent undivided beneficial interests in the assets of such trust. We will own, directly or indirectly, all of a trust’s common securities. The common securities rank equally, and payments will be made on a pro rata basis, with the trust preferred securities, except in certain events of default as described below.

      The trust agreement does not permit a trust to issue any securities other than the trust securities or to incur any indebtedness. Under each trust agreement, the property trustee will own the junior subordinated debt securities purchased by such trust for the benefit of the holders of the trust securities.

      The guarantee agreement we execute for the benefit of the holders of trust preferred securities will be a guarantee on a subordinated basis with respect to the related trust securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust securities when a trust does not have funds on hand available to make such payments. See “Description of Guarantees.”

Distributions

      Distributions on each series of trust preferred securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on the dates specified in the applicable prospectus supplement.

      If any date on which distributions are payable on the trust preferred securities is not a business day, then, except as set forth in the next sentence, payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect to any such delay. If such next succeeding business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated. Unless otherwise specified in the applicable prospectus supplement, a “business day” is a day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed.

      The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months. Distributions to which holders of trust preferred securities are entitled but are not paid will accumulate additional distributions at the annual rate, if any, specified in the applicable prospectus supplement.

      If provided in the applicable prospectus supplement, we will have the right under the junior subordinated indenture and the corresponding junior subordinated debt securities to defer the payment of interest on any series of the corresponding junior subordinated debt securities for up to a number of consecutive interest payment periods that will be specified in the prospectus supplement relating to such series. We refer to this period as an “extension period.” No extension period may extend beyond the stated maturity of the corresponding junior subordinated debt securities.

      As a consequence of any such deferral, distributions on the related trust preferred securities would be deferred by the applicable trust during any extension period, but would continue to accumulate additional distributions at the annual rate set forth in the prospectus supplement for such trust preferred securities. If we exercise our deferral right, then during any extension period, we may not:

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank on a parity in all respects with or junior to the junior subordinated debt securities of such series or make any guarantee payment if such guarantee ranks equally with or junior to the junior subordinated debt securities; or

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in an acquisition transaction entered into before the applicable extension period,

•	any exchange or conversion of any class or series of our capital stock or any capital stock of our subsidiaries, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock,

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged,

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto,

•	any dividend in the form of common stock on common stock, or

•	payments by us under any guarantee agreement executed for the benefit of the trust preferred securities.

      The funds available of each trust available for distribution to holders of its trust preferred securities will be limited to payments under the corresponding junior subordinated debt securities in which such trust invests the proceeds from the issuance and sale of its trust securities. See “Description of Junior Subordinated Debt Securities — Correspondence Between Junior Subordinated Debt Securities and Trust Preferred Securities.” If we do not make interest payments on the corresponding junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the related trust preferred securities. To the extent each trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, the payment of distributions is guaranteed by us on the basis set forth under “Description of Guarantees.”

      Distributions on applicable trust preferred securities will be payable to the holders of the securities as they appear on the register of the applicable trust on the relevant record dates. As long as the applicable trust preferred securities remain in book-entry form, the record date will be one business day before the relevant date of distribution. If any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be at least 15 days before to the relevant date of distribution.

Redemption or Exchange

     Mandatory Redemption

      Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debt securities, whether at stated maturity or upon earlier redemption as provided in the junior subordinated indenture, the property trustee will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the related trust securities, upon not less than 30 nor more than 60 days’ notice. The redemption price will equal the aggregate liquidation amount of such trust securities, as defined below, plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of such corresponding junior subordinated debt securities. See “Description of Junior Subordinated Debt Securities — Redemption.” If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the related trust preferred securities and the common securities, except as set forth under “— Ranking of Common Securities.” The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debt securities to be repaid or redeemed on a redemption date will be allocated pro rata to the redemption of the related trust preferred securities and common securities, except as set forth under “— Ranking of Common Securities.”

      We will have the right to redeem any series of corresponding junior subordinated debt securities:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole, but not in part, upon the occurrence of a tax event or investment company event. See “Description of Junior Subordinated Debt Securities — Redemption.”

      Within 90 days after any tax event or investment company event in respect of a series of trust preferred securities and common securities that occurs and continues, we will have the right to redeem the corresponding junior subordinated debt securities in whole, but not in part, and thereby cause a mandatory redemption of the related trust preferred securities and common securities in whole, but not in part, at the redemption price. In the event,

•	a tax event or investment company event in respect of a series of trust preferred securities and common securities occurs continues, and

•	we do not elect to redeem the corresponding junior subordinated debt securities and thereby cause a mandatory redemption of the related trust preferred securities and common securities or to dissolve the related trust and cause the corresponding junior subordinated debt securities to be distributed to holders of such trust preferred securities and common securities in exchange therefor upon liquidation of the trust as described below, the related trust preferred securities will remain outstanding.

      “Like amount” means:

•	with respect to a redemption of any series of trust securities, trust securities of such series having a liquidation amount equal to that portion of the principal amount of corresponding junior subordinated debt securities to be contemporaneously redeemed in accordance with the junior subordinated indenture, the proceeds of which will be used to pay the redemption price of such trust securities; and

•	with respect to a distribution of corresponding junior subordinated debt securities to holders of any series of trust securities in exchange therefor in connection with a dissolution of a trust, corresponding junior subordinated debt securities having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such corresponding junior subordinated debt securities would be distributed.

      “Liquidation amount” means the stated amount per trust security as set forth in the applicable prospectus supplement.

     Distribution of Corresponding Junior Subordinated Debt Securities

      We will have the right at any time to dissolve a trust and cause the junior subordinated debt securities to be distributed to the holders of the related trust securities. Upon dissolution of the trust and after satisfaction of the liabilities of creditors of such trust as provided by applicable law, the corresponding junior subordinated debt securities in respect of the related trust preferred securities and common securities issued by such trust will be distributed to the holders of such related trust preferred securities and common securities in exchange therefor.

      After the liquidation date fixed for any distribution of corresponding junior subordinated debt securities for any series of related trust preferred securities:

•	the series of trust preferred securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of the series of trust preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debt securities to be delivered upon such distribution; and

•	any certificates representing the series of trust preferred securities not held by The Depository Trust Company, or “DTC”, or its nominee will be deemed to represent the corresponding junior subordinated debt securities having a principal amount equal to the stated liquidation amount of the series of trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

      We cannot assure you as to the market prices for the trust preferred securities or the corresponding junior subordinated debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the corresponding junior subordinated debt securities that the investor may receive on dissolution and liquidation of such trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

     Redemption Procedures

      Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities.

      Redemptions of trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the applicable trust has funds on hand available for the payment of such redemption price. See also “— Subordination of Common Securities.”

      If a trust gives a notice of redemption of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities that are to be redeemed. If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

      Notwithstanding the foregoing, distributions payable on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of the trust preferred securities that are to be redeemed will cease, except the right of the holders of such trust preferred securities to receive the redemption price on the redemption date, but without interest on such redemption price; and

•	such trust preferred securities will cease to be outstanding.

      If any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, without any interest or any other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. If payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the applicable trust or by us pursuant to the guarantee described under “Description of Guarantees,” distributions on the trust preferred securities will continue to accrue at the then-applicable rate, from the redemption date originally established by such trust for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Payment of the redemption price on trust preferred securities and any distribution of corresponding junior subordinated debt securities to holders of the related trust preferred securities will be made to the applicable record holders as they appear on the register for the trust preferred securities on the relevant record date, which will be one business day before the relevant redemption date or liquidation date, as applicable. However, if any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be a date at least one day before the redemption date or liquidation date, as applicable.

      If less than all of the trust preferred securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and common securities to be redeemed will be allocated pro rata to the trust preferred securities and the common securities based upon the relative liquidation amounts of such classes. The property trustee will select the particular trust preferred securities to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding trust preferred securities not previously called for redemption, using any method that the property trustee deems fair and appropriate, including the selection for redemption of portions of the liquidation amount of trust preferred securities in the minimum amounts that are specified in the applicable prospectus supplement. The property trustee shall promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and the liquidation amount to be redeemed. For all purposes of the applicable trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

      Subject to applicable law, including, without limitation, United States federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Ranking of Common Securities

      Payment of distributions on, and the redemption price of, a trust’s trust preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of such trust preferred securities and common securities, except that upon certain events of default under the applicable trust agreement relating to payment defaults on the corresponding junior subordinated debt securities, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities.

      In the case of any event of default under a trust agreement resulting from an event of default under the junior subordinated indenture, we, as holder of a trust’s common securities, will be deemed to have waived any right to act with respect to any such event of default under such trust agreement until the effect of all such events of default with respect to such trust preferred securities have been cured, waived or otherwise eliminated. Until all events of default under such trust agreement with respect to such trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of such trust preferred securities and not on our behalf, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

      Pursuant to a trust agreement, a trust will automatically dissolve upon the expiration of its term and will dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of IndyMac Bancorp, Inc.;

•	the distribution of a like amount of the corresponding junior subordinated debt securities to the holders of its trust securities, if we, as holder of common securities, have given written direction to the property trustee to dissolve the trust;

•	redemption of all of its trust preferred securities as described under “— Redemption or Exchange — Mandatory Redemption;” and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

      Except as set forth in the next sentence, if an early dissolution occurs as described above, the trustees will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust securities a like amount of the corresponding junior subordinated debt securities. If the property trustee determines that such distribution is not practical or if the early dissolution occurs as a result of the redemption of the trust preferred securities, then the holders will be entitled to receive out of the assets of such trust available for distribution to holders and after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment. If the trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the trust on its trust preferred securities will be paid on a pro rata basis. The holder(s) of the trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its trust preferred securities, except as set forth under “— Ranking of Common Securities.”

Events of Default; Notice

      Unless specified otherwise in the applicable prospectus supplement, any one of the following events will constitute an event of default under the applicable trust agreement, or a “trust event of default”, regardless of the reason for such event of default and of whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the junior subordinated indenture with respect to the corresponding junior subordinated debt securities held by the trust (see “Description of Junior Subordinated Debt Securities — Events of Default”); or

•	the default by the property trustee in the payment of any distribution on any trust security of the related trust when the distribution becomes due and payable, and continuation of such default for a period of 30 days; or

•	the default by the property trustee in the payment of any redemption price of any trust security of the trust when the redemption price becomes due and payable; or

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the applicable trust agreement for 30 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach of warranty in the manner specified in the trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

      Within 90 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of such event of default to the holders of the trust preferred securities, the administrative trustees and to us, as depositor, unless such event of default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the trust agreement.

      The existence of an event of default under the junior subordinated indenture with respect to the corresponding junior subordinated debt securities does not entitle the holders of the related trust preferred securities to accelerate the maturity of such debt securities.

Removal of Trustees

      Unless an event of default under the junior subordinated indenture shall have occurred and be continuing, the property trustee and/or the Delaware trustee may be removed at any time by the holder of the common securities.

      The property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding related trust preferred securities for cause or if an event of default under the junior subordinated indenture has occurred and is continuing. In no event will the holders of such trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

      Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the trust agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

      A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below, as described in “Liquidation Distribution Upon Dissolution” or as otherwise described in the applicable trust agreement. Such trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the applicable trust preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, or the successor securities, so long as the successor securities rank the same as the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debt securities;

•	the successor securities are listed or will be listed upon notification of issuance on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to such trust experienced in such matters to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

      Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in liquidation amount of its trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

      Except as provided below and under “Description of Guarantees — Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of trust preferred securities will have no voting rights.

      We and the administrative trustees may amend a trust agreement without the consent of the holders of its trust preferred securities, unless the amendment will materially and adversely affect the interests of any holder of trust preferred securities, to:

•	cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which may not be inconsistent with the other provisions of the trust agreement; or

•	modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that such trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that such trust will not be required to register as an “investment company” under the Investment Company Act.

Any such amendments will become effective when notice thereof is given to the holders of trust securities.

      We, and the administrative trustees may amend a trust agreement with:

•	an officer’s certificate from each of the trust and us that such amendment is permitted and conforms to the terms of the trust agreement; and

•	receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

      Without the consent of each holder of trust securities, a trust agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of the trust securities held by such holder as of a specified date;

•	restrict the right of a holder of trust securities to institute a suit for the enforcement of any such payment on or after such date; or

•	change the repurchase right, if any, of any holder of a trust security.

      So long as the property trustee holds any corresponding junior subordinated debt securities, the trustees may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee, or executing any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debt securities;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debt securities is due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debt securities, where such consent shall be required.

      If a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debt securities affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the corresponding trust preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of the trust preferred securities of any notice of default with respect to the corresponding junior subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, before taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the related trust to be classified as other than a grantor trust for United States federal income tax purposes.

      Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for such purpose or pursuant to written consent. The administrative trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the applicable trust agreement.

      No vote or consent of the holders of trust preferred securities will be required for a trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

      Payments on the trust preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates. If any trust preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

      Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be Wilmington Trust Company, and any co-paying agent chosen by the property trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to us and to the property trustee. In the event that Wilmington Trust Company shall no longer be the paying agent, the administrative trustees will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, Wilmington Trust Company will act as registrar and transfer agent for the trust preferred securities.

      Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A trust will not be required to register or cause to be registered the transfer of its trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

      Other than during the occurrence and continuance of an event of default, the property trustee undertakes to perform only the duties that are specifically set forth in the applicable trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such trust agreement or is unsure of the application of any provision of such trust agreement, and the matter is not one upon which holders of trust preferred securities are entitled under the applicable trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

      We and our affiliates maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

      Pursuant to the applicable trust agreement, we, as depositor, agree to pay

•	all debts and other obligations of the applicable trust (other than with respect to the trust preferred securities);

•	all costs and expenses of the trust, including costs and expenses relating to the organization of the trust, the fees and expenses of the trustees and the cost and expenses relating to the operation of the trust; and

•	any and all taxes and costs and expenses with respect thereto, other than United States withholding taxes, to which the trust might become subject.

Governing Law

      The trust agreements will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the corresponding junior subordinated debt securities will be treated as indebtedness of IndyMac Bancorp, Inc. for United States federal income tax purposes.

      In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable trust or the applicable trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the applicable trust preferred securities.

      Holders of the trust preferred securities have no preemptive or similar rights.

      No trust may borrow money or issue debt or mortgage or pledge any of its assets.

COMMON SECURITIES

      In connection with the issuance of trust preferred securities, the applicable trust will issue one series of common securities. The prospectus supplement relating to an issuance of trust preferred securities will specify the terms of the related common securities, including distribution, redemption, voting and liquidation rights. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the trust preferred securities, except in certain events of default as described above. The common securities will rank equally, and payments will be made on the common securities pro rata, with the trust preferred securities, except as set forth under “Description of Trust Preferred Securities — Ranking of Common Securities.” Except in limited circumstances, the common securities of a trust carry the right to vote to appoint, remove or replace any of the trustees of that trust. We will own, directly or indirectly, all of the common securities of the trusts.

DESCRIPTION OF GUARANTEES

      Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of trust preferred securities when a trust issues trust securities. Each trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. Bank of New York will act as the guarantee trustee for purposes of the Trust Indenture Act. The guarantee trustee will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities.

General

      Under the trust preferred securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust securities, except to the extent paid by the applicable trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert, the following payments, which are referred to as “guarantee payments”, without duplication:

•	any accrued and unpaid distributions that are required to be paid on trust preferred securities, to the extent the related trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions relating to any trust preferred securities called for redemption by the trust, to the extent the trust has funds available for redemptions; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

•	the amount of assets of the trust remaining for distribution to holders of the trust preferred securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

      The trust preferred securities guarantee will not apply to any payment of distributions except to the extent a trust shall have funds available for such payments. If we do not make interest payments on the junior subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities and will not have funds available for such payments. See “— Status of the Guarantees.” Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise described in the applicable prospectus supplement, the trust preferred securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

      The trust preferred securities guarantee, when taken together with our obligations under the junior subordinated debt securities, the junior subordinated indenture and the applicable trust agreement, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis of payments due on the trust preferred securities.

      We have also agreed separately to irrevocably and unconditionally guarantee the obligations of each trust with respect to the common securities to the same extent as the trust preferred securities guarantees.

Status of the Guarantees

      The guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all of our other liabilities in the same manner as the junior subordinated debt securities as set forth in the junior subordinated indenture; and

•	equally with all other trust preferred security guarantees that we issue.

      The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. The guarantee will be held for the benefit of the holders of the related trust securities. The guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the junior subordinated debt securities.

Amendments and Assignment

      The trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding relevant trust preferred securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of such preferred securities in any material respect. All guarantees and agreements contained in the trust preferred securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

      A trust preferred securities guarantee will terminate upon full payment of the redemption price of all related trust preferred securities, upon distribution of the corresponding junior subordinated debt securities to the holders of the related trust securities or upon full payment of the amounts payable in accordance with the applicable trust agreement upon liquidation of the trust. A trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of related trust preferred securities must restore payment of any sums paid under the related trust preferred securities or the trust preferred securities guarantee.

Events of Default

      An event of default under the trust preferred securities guarantee will occur if we fail to perform any payment or other obligation under the guarantee.

      The holders of a majority in liquidation amount of the related trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the applicable trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of related trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the applicable trust preferred securities guarantee, without first instituting a legal proceeding against such trust, the guarantee trustee or any other person or entity.

      As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the trust preferred securities guarantee.

Information Concerning the Guarantee Trustee

      Prior to the occurrence of a default relating to a trust preferred securities guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in such trust preferred securities guarantee. Following the occurrence of a default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

      We and our affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

      The trust preferred securities guarantees will be governed by and construed in accordance with the internal laws of the state of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, CORRESPONDING JUNIOR

SUBORDINATED DEBT SECURITIES AND GUARANTEES

      As set forth in the applicable trust agreement, the sole purpose of a trust is to issue the trust securities and to invest the proceeds in the corresponding junior subordinated debt securities.

      As long as payments of interest and other payments are made when due on the applicable series of junior subordinated debt securities, those payments will be sufficient to cover the distributions and payments due on the related trust securities. This is due to the following factors:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	under the junior subordinated indenture, we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trust, other than those relating to the trust securities; and

•	the applicable trust agreement further provides that the trustees may not cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust.

      To the extent that funds are available, we guarantee payments of distributions and other payments due on trust preferred securities to the extent described in this prospectus. If we do not make interest payments on the applicable series of junior subordinated debt securities, the related trust will not have sufficient funds to pay distributions on the trust preferred securities. The trust preferred securities guarantee is a subordinated guarantee in relation to the trust preferred securities. The trust preferred securities guarantee does not apply to any payment of distributions unless and until such trust has sufficient funds for the payment of such distributions. See “Description of Guarantees.”

      We have the right to set off any payment that we are otherwise required to make under the junior subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

      A trust preferred securities guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal or other payments on the corresponding junior subordinated debt securities. A trust preferred securities guarantee, when taken together with our obligations under the corresponding junior subordinated debt securities and the junior subordinated indenture and our obligations under the applicable trust agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the related trust preferred securities.

      If we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the applicable trust agreement allows the holders of the related trust preferred securities to direct the property trustee to enforce its rights under the junior subordinated debt securities. If the property trustee fails to enforce these rights, any holder of such trust preferred securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity. See “Description of Trust Preferred Securities — Book Entry Issuance” and “— Voting Rights.”

      A holder of trust preferred securities may institute a direct action if an event of default under the applicable trust agreement has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the junior subordinated debt securities when due. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the corresponding junior subordinated debt securities, or

•	suing us to enforce the property trustee’s rights under such junior subordinated debt securities.

In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable trust agreement to the extent of any payment made by us to such holder of trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from such trust.

      We acknowledge that the guarantee trustee will enforce the trust preferred securities guarantees on behalf of the holders of the trust preferred securities. If we fail to make payments under the trust preferred securities guarantee, the holders of the related trust preferred securities may direct the guarantee trustee to enforce its rights such guarantee. If the guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities may directly sue us to enforce the guarantee trustee’s rights under the trust preferred securities guarantee. Such holder need not first sue the applicable trust, the guarantee trustee, or any other person or entity. A holder of trust preferred securities may also directly sue us to enforce such holder’s right to receive payment under the trust preferred securities guarantees. Such holder need not first direct the guarantee trustee to enforce the terms of the trust preferred securities guarantee or sue such trust or any other person or entity.

      A default or event of default under any of our Senior Debt would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, our Senior Debt, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debt securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived.

      We and each trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the trust preferred securities. See “Description of Guarantees — General.”

Limited Purpose of Trust

      Each trust’s preferred securities evidence a beneficial interest in the trust, and the trust exists for the sole purpose of issuing its trust preferred securities and common securities and investing the proceeds in corresponding junior subordinated debt securities issued by IndyMac Bancorp, Inc. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from us the principal amount of and interest accrued on such corresponding junior subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from the trust, or from us under the related guarantee, if and to the extent the trust has funds available for the payment of such distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of a trust involving the liquidation of the corresponding junior subordinated debt securities, after satisfaction of liabilities to creditors of such trust, the holders of the related trust preferred securities will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities — Liquidation Distribution Upon Termination.” Upon any voluntary or involuntary liquidation or bankruptcy of IndyMac Bancorp, Inc., the property trustee, as holder of the corresponding junior subordinated debt securities, would be a subordinated creditor of IndyMac Bancorp, Inc., subordinated in right of payment to all Senior Debt as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than such trust’s obligations to the holders of its trust preferred securities, the positions of a holder of such trust preferred securities and a holder of such corresponding junior subordinated debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

      We have obtained the information in this section concerning DTC, Clearstream, Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

      Unless otherwise mentioned in the relevant prospectus supplement, we and the trusts anticipate that trust preferred securities will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise mentioned in the relevant prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and global securities will be registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Unless otherwise mentioned in the relevant prospectus supplement, investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., or “Clearstream,” formerly Cedelbank, or through Euroclear Bank S.A.IN.V., as operator of the Euroclear System, or “Euroclear.” Investors may hold their interests in the securities directly if they are participants in such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise mentioned in the relevant prospectus supplement, Citibank, N.A. will act as depositary for Clearstream and J.P. Morgan Chase & Co. will act as depositary for Euroclear. We refer to Citibank and J.P. Morgan Chase in these capacities as the “U.S. Depositaries.” Beneficial interests in the global securities will be held in authorized denominations of such securities. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision;

•	or an event of default with respect to the securities represented by that global security has occurred and is continuing.

      A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations of such securities in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

      If applicable, we will make payments with respect to all securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the securities represented by global securities. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global security;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

      DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants.

DTC

      So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the securities represented by that global security for all purposes of the securities. Owners of beneficial interests in the securities will not be entitled to have securities registered in their names. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

      We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

      DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

      DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

      DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

      Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interacts with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

      Distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

      Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear Clearance Systems plc, a Belgian corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance Systems. Euroclear Clearance Systems establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking Commission.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to in this prospectus as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

      Euroclear has further advised us that investors that acquire, hold and transfer interests in the securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

      The Euroclear Operator has advised us that under Belgian law, investors which are credited with securities on the records of the Euroclear Operator have a co-proprietary right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would then have the right under Belgian law only to the return of their pro rata share of the amount of interests in securities actually on deposit. Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interest in securities on its records.

Global Clearance and Settlement Procedures

      Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

      Because of time-zone differences, credits of securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

      We and the trusts may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. We may also offer the securities in exchange for our outstanding indebtedness.

      Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

      The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

      If the securities offered under this prospectus are issued in exchange for outstanding securities issued by us, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

      If the applicable prospectus supplement so indicates, we or a trust will authorize dealers or agents to solicit offers by institutions to purchase offered securities under contracts that provide for payment and delivery on a future date. We or a trust must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and agents will not be responsible for the validity or performance of the contracts.

      We and the trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

      If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless permitted by federal law.

      When we or a trust issue trust preferred securities, they may be new securities with no established trading market. If we or a trust sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

      Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

      Unless the applicable prospectus supplement indicates otherwise, certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreements and the creation of the trusts will be passed upon for us and the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trusts. Certain legal matters will be passed upon for us by Mayer, Brown & Platt, Los Angeles, California, and for any underwriters or agents by counsel for such underwriters. Mayer, Brown & Platt and such counsel will rely upon Richards, Layton & Finger, P.A., as to matters of Delaware law.

EXPERTS

      The consolidated financial statements of IndyMac Bancorp, Inc. for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 incorporated by reference from IndyMac Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LOGO

3,200,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

June       , 2004

LEHMAN BROTHERS

MORGAN STANLEY